STRYKER COMPLETES ACQUISITION OF TRAUSON HOLDINGS COMPANY LIMITED

Kalamazoo, Michigan - March 1, 2013 - Stryker Corporation (NYSE:SYK) announced today the successful completion of its previously announced voluntary general offer to acquire Trauson Holdings Company Limited (Trauson). Trauson is the leading trauma manufacturer in China and a major competitor in the spine segment.

"With the acquisition of Trauson, we are well positioned to broaden our presence in China and to expand into the fast growing value segment of the emerging markets. We look forward to building on the company's long history of success,” said Kevin A. Lobo, President and Chief Executive Officer.
As indicated in the January 17, 2013 press release, the transaction is expected to be neutral to Stryker's 2013 earnings per share excluding acquisition and integration-related charges.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system and the 2.3 percent medical device excise tax; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of Trauson Holdings Company Limited; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.